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                                                               Exhibit 22(h)(3)

                         CENTURY CAPITAL MANAGEMENT, LLC
                         100 Federal Street, 29th Floor
                                Boston, MA 02110

December 22, 2004

Board of Trustees
Century Capital Management Trust
100 Federal Street, 29th Floor
Boston, MA  02110

Re:      Fee Waiver and Expense Reimbursement Agreement

Dear Gentlemen:

Century Capital Management, LLC hereby confirms our agreement with you as follows:

          (1) Pursuant to an Investment Advisory and Management Services Agreement dated as of January 29, 2004 (the "Advisory Agreement"), you have employed us to manage the investment and reinvestment of the assets of Century Small Cap Select Fund (the "Fund"), an authorized series of Century Capital Management Trust.

          (2) We hereby agree that, notwithstanding any provision to the contrary contained in the Advisory Agreement, we shall limit, by waiver of the fees payable to us pursuant to the Advisory Agreement or by reimbursement, the aggregate expenses of every character incurred by you, excluding brokerage commissions, taxes, interest and litigation, indemnification and other extraordinary expenses (the "Limitation"). Under the Limitation, we agree that, through February 28, 2006, such expenses shall not exceed a percentage of your average daily net assets equal to, on an annualized basis, 1.80% in the case of the Investor Shares of the Fund and 1.45% in the case of the Institutional Shares of the Fund.


Very truly yours,

CENTURY CAPITAL MANAGEMENT, LLC



By:       /s/ Davis Fulkerson
          -------------------------------------------
          Name:    Davis Fulkerson
          Title:   Managing Director